Exhibit 10.45

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is entered into as of November 4, 2011, by and among THE NATIONAL LABOR COLLEGE, a Delaware not-for-profit corporation (“NLC”), NLC-TPR SERVICES, LLC, a Delaware limited liability company (“Services LLC”), THE PRINCETON REVIEW, INC., a Delaware corporation (“TPR”), and PENN FOSTER, INC., a Pennsylvania corporation (“Penn Foster”) (with each of NLC, Services LLC, TPR and Penn Foster also being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, NLC, TPR and Services LLC are parties to that certain Contribution Agreement, dated as of April 20, 2010 and as amended (the “Contribution Agreement”), and that certain Limited Liability Company Agreement of Services LLC, dated as of April 20, 2010 and as amended (the “LLC Agreement”);

WHEREAS, pursuant to the Contribution Agreement and the LLC Agreement, NLC was issued a 51% Membership Interest (as defined in the LLC Agreement) in Services LLC, and TPR was issued a 49% Membership Interest in Services LLC;

WHEREAS, in connection with the execution of the Contribution Agreement and the LLC Agreement, NLC, Services LLC and Penn Foster entered into that certain Penn Foster Services Agreement, dated as of April 20, 2010 (the “PF Services Agreement” and, collectively with the Contribution Agreement, the LLC Agreement and any agreements related to the Contribution Agreement and the LLC Agreement to which TPR or Penn Foster is also a party, the “NLC-TPR Agreements”), pursuant to which Penn Foster agreed to provide certain services to Services LLC;

WHEREAS, pursuant to the NLC-TPR Agreements, TPR had committed to make certain substantial cash Capital Contributions to Services LLC over time, which commitments TPR desires to be relieved of to the extent that it has not previously made such Capital Contributions; and

WHEREAS, the Parties desire to (i) separate their respective business interests and terminate the existing business relationships between NLC and Services LLC, on the one hand, and TPR and Penn Foster, on the other hand, as such interests and relationships are described in the NLC-TPR Agreements, and (ii) enter into a mutual release of claims that the Parties may have against each, all subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties hereby agree as follows:

1. Incorporation of Recitals. The foregoing recitals are incorporated herein by this reference.

2. Assignment of Membership Interest.

(a) TPR hereby assigns, conveys, transfers and delivers to NLC as of the Effective Time (as defined below), and NLC hereby accepts and assumes from TPR, (i) all of TPR’s rights, title and interest in and to TPR’s entire Membership Interest in Services LLC, including, without limitation, all of TPR’s rights, title and interest in and to its Capital Account (as defined in the LLC Agreement), and all other rights of TPR with respect to its Membership Interest and as a Member of Services LLC under the terms of the LLC Agreement, and (ii) all of TPR’s rights, title and interest as a party to each of the other NLC-TPR Agreements to which it may be a party, in each case of clauses (i) and (ii), free and clear of any pledge, lien, security interest, encumbrance, charge or claim of any nature whatsoever, including, without limitation, any pledge of TPR’s Membership Interest to any lender, financial institution, financing party, creditor or other party in connection with any indebtedness, financing or refinancing undertaken by TPR.

(b) TPR represents and warrants to NLC and Services LLC that (i) TPR directly owns all of its 49% Membership Interest in Services LLC as originally issued to TPR pursuant to the Contribution Agreement and the LLC Agreement, (ii) TPR has not transferred or assigned, in whole or in part, any of such Membership Interest to any other Person, (iii) all of TPR’s rights, title and interest in and to the Membership Interest and as a Member of Services LLC are held by TPR free and clear of any pledge, lien, security interest, encumbrance, charge or claim of any nature whatsoever, including, without limitation, any pledge of TPR’s Membership Interest to any lender, financial institution, financing party, creditor or other party in connection with any indebtedness, financing or refinancing undertaken by TPR, and (iv) NLC will acquire at the Effective Time good, valid and unencumbered title to all of TPR’s Membership Interest in Services LLC.

3. Termination of the PF Services Agreement. The Parties hereby consent to and agree that the PF Services Agreement shall automatically terminate as of the Effective Time, and shall be of no further force and effect, except for the provisions of Section 9 and Section 21 of the PF Services Agreement, which shall survive the termination of the PF Services Agreement.

4. Other Separation Matters. In furtherance of the Separation, the Parties hereby further agree as follows:

(a) At the Effective Time, TPR shall remit to Services LLC working capital in the amount of $419,578.98 (which amount represents $474,433.10 due from Services LLC to NLC for reimbursement of invoices submitted by NLC on August 4, 2011, September 9, 2011 and October 6, 2011 totaling $474,433.10, less $54,857.12 due from NLC to Services LLC for September 2011 student enrollment revenue (as described in Schedule 1 attached hereto)), which payment shall be made by wire transfer by TPR of immediately available funds to an account designated in writing by NLC.

(b) At the Effective Time, and in addition to the payment described in Section 4(a), TPR shall remit to Services LLC payment for additional working capital in an amount sufficient for Services LLC to make a payment of an additional amount of $52,020.97 (which amount represents existing trade payables of Services LLC (as described in Schedule 1 attached hereto), which payment shall be made by wire transfer by TPR of immediately available funds to an account designated in writing by NLC; provided, however, that in lieu of making payment of such amount to such account as directed by NLC, TPR and/or Penn Foster may, by documentation in form and substance reasonably satisfactory to NLC, assume, be solely responsible for discharging and pay directly to the trade creditors listed on Schedule 1 the respective trade payables owed to such trade creditors (any such trade payables directly assumed by TPR being referred to herein as the “TPR Assumed Payables”). For purposes of paying such TPR Assumed Payables, TPR or Penn Foster may utilize funds that are in any Services LLC or NLC bank accounts which have been maintained under the control of TPR or Penn Foster; provided, however, that after effecting such TPR Assumed Payables payments, TPR and Penn Foster shall close all such bank accounts as soon as practicable following the Effective Time (and in no event any later than two (2) Business Days after the Effective Time) and shall pay to NLC the entire remaining cash balances of such bank accounts, which payments shall be made by wire transfer of immediately available funds to an account designated in writing by NLC, unless such funds total less than $100.00, in which case they may be remitted to NLC by check. Schedule 2 attached hereto sets forth a list of certain other trade payables of Services LLC that are not being paid or assumed by TPR and Penn Foster and for which Services LLC shall be responsible for payment. TPR and Penn Foster represent and warrant to NLC and Services LLC that, except as set forth on Schedule 1 and Schedule 2, TPR and Penn Foster are not aware of any other existing unpaid or accrued trade payables of Services LLC. Without limitation of the Releases (as defined below), except as specified above in this Section 4(b), from and after the Effective Time, neither TPR nor Penn Foster shall have any further obligation to reimburse NLC or Services LLC for any other trade payables of Services LLC, and neither NLC nor Services LLC shall have any further obligation to reimburse TPR or Penn Foster for any other trade payables of Services LLC.

(c) TPR shall assign, convey, transfer and deliver to Services LLC, as soon as practicable upon the Effective Time, the following: (i) control over all in-bound telephone number(s) currently in use for inquiries by current or prospective NLC students regarding educational programs offered by NLC; (ii) the names and contact information, as well as any accompanying notes, for any leads developed in response to marketing conducted by or through TPR or Penn Foster on behalf of NLC or Services LLC that are in the custody of TPR or Penn Foster (with all such information described in this clause (ii) to be provided to Services LLC in an electronic format reasonably acceptable to NLC); and (iii) copies of all financial accounts, business records, student and prospects lists, education records, curricula materials and marketing materials (including, without limitation, any data related to marketing results and any native graphic design files) maintained by TPR and/or Penn Foster with respect to the business and operations of NLC and Services LLC. In addition, TPR and/or Penn Foster shall implement a process to forward to NLC, as expeditiously as practicable, all incoming mail or other communications received by TPR and/or Penn Foster that is directed to NLC or Services LLC, or that otherwise primarily concerns the educational programs offered by NLC for a transitional period of ninety (90) calendar days. TPR and/or Penn Foster also shall, for a period of thirty (30) calendar days, provide reasonable access to personnel from TPR and/or Penn Foster for purposes of transitioning and transferring to NLC and Services LLC operational knowledge in the areas of marketing, print shop, letter shop, DP services, and IT, including without limitation such information and assistance as may be reasonably necessary to return operational control of the NLC website to NLC-designated personnel. In addition, TPR and Penn Foster shall make available and permit NLC and Services LLC to utilize, for a transitional period of sixty (60) calendar days, the “Illuminate” software license in connection with the operation of the Loom Learning platform.

(d) For a transitional period of twenty (20) calendar days from the Effective Time, Penn Foster shall maintain in effect the operations of the Penn Foster call center used for purposes of marketing NLC’s programs, at no cost to NLC or Services LLC, and in the same manner that Penn Foster operated such call center prior to the Effective Time. During such period, Penn Foster shall process and promptly refer to NLC and Services LLC any incoming leads received for NLC’s programs.

(e) NLC and/or Services LLC may offer to hire or retain the services of Dan Conrad, Chief Technology Officer and Chief Operating Officer of Services LLC, at any time on or after the Effective Time, and TPR and Penn Foster hereby agree to waive or amend any restriction under Mr. Conrad’s employment agreement (or any other relevant agreement Mr. Conrad has with TPR, Penn Foster or their respective affiliates) in such a manner as would permit Mr. Conrad to accept such offer. If Mr. Conrad remains an employee of TPR or Penn Foster, then TPR and/or Penn Foster, as the case may be, shall, upon written request from NLC, make available to NLC and Services LLC Mr. Conrad’s services, as a consultant, for up to 20 days during the period between the Effective Time and December 31, 2011 (provided that the daily rate for Mr. Conrad’s consulting services to be paid by NLC or Services LLC under such circumstances shall be $1,250).

5. Mutual Release of Claims.

(a) NLC and Services LLC, on the one hand, and TPR and Penn Foster, on the other hand, shall execute and deliver to each other, concurrently with and conditioned upon the execution of this Agreement and the completion of the remittance of the payments due pursuant to Sections 4(a) and 4(b) above, releases relating to claims that the Parties may have against each other, in the respective forms attached hereto as Exhibit A (the “NLC Release”) and Exhibit B (the “TPR Release” and, together with the NLC Release, the “Releases”).

(b) The Releases shall become effective automatically upon the Effective Time; provided, however, that in the event that TPR or Penn Foster institutes any proceeding to be adjudicated a voluntary bankrupt or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under bankruptcy laws, or any other similar or applicable law, or consents to the filing of any such petition, then TPR shall, as promptly as possible (but in no event later than twenty (20) calendar days after the initiation of such proceedings), file a motion with the applicable bankruptcy court (the “Court”) seeking an order of the Court that approves this Agreement and the Releases, which motion shall be subject to the prior review of NLC and otherwise shall be in form and substance acceptable to NLC. TPR and Penn Foster will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, as promptly as possible, to obtain entry of such order as promptly as practicable and entry of any other orders mutually consented to by TPR and NLC that are necessary to perform more fully the transactions contemplated by this Agreement.

(c) In the event that, following the Effective Time and in connection with a bankruptcy proceeding involving TPR or Penn Foster, and notwithstanding the TPR Release, any of TPR or Penn Foster, or any trustee in bankruptcy or other person or entity acting (or claiming to act) in the name or on behalf of, or as successor to or assignee of, TPR or Penn Foster, initiates, asserts or pursues any claim, action, suit, cause of action, demand, litigation, petition, proceeding or complaint of any nature whatsoever against NLC or Services LLC relating to or arising out of any matter under the NLC-TPR Agreements or this Agreement (a “Prohibited Claim”), then the NLC Release shall be deemed to be null and void, and each of NLC and Services LLC shall be free, notwithstanding the provisions of the NLC Release, to initiate, assert or pursue any claim, action, suit, cause of action, demand, litigation, petition, proceeding or complaint of any nature whatsoever relating to any matter against TPR or Penn Foster (or any trustee in bankruptcy or other person or entity acting (or claiming to act) in the name or on behalf of, or as successor to or assignee of, TPR or Penn Foster).

6. Third Party Consents. On or prior to the Effective Time, TPR and Penn Foster shall deliver to NLC and Services LLC evidence of the receipt of any approvals, consents, waivers, permits, notices and authorizations required to be obtained to consummate the transactions contemplated by this Agreement as reasonably requested by NLC or Services LLC, including, without limitation, evidence of the consent of any lender, financial institution, financing party, creditor or other party in connection with any indebtedness, financing or refinancing undertaken by TPR or Penn Foster to the extent such consent is required under any documents related to such indebtedness, financing or refinancing.

7. Confidentiality; Public Announcements. Without the prior consent of TPR or Penn Foster, no Party shall notify any Scranton-based employee of Penn Foster of the Separation until after the Effective Time. No Party shall make any press release or other public announcement regarding the Separation and the transactions contemplated hereunder, unless such press release or public announcement has been mutually consented to by each of NLC and TPR (with such consent not to be unreasonably withheld or delayed). In addition to the other terms set forth herein, the provisions of Section 12.3 of the LLC Agreement and Section 20 of the PF Services Agreement, and any remedies afforded a Party in connection with a breach of the confidentiality provisions set forth therein, shall survive the termination of the respective agreements, notwithstanding the Releases. For the purposes of clarity, “Confidential Information” as used under Section 12.3 of the LLC Agreement and Section 20 of the PF Services Agreement shall be deemed to include (i) all discussions and information that the Parties have shared with each other in relation to the Separation and the termination of their business relationships and (ii) the terms of this Agreement (except to the extent that such terms must be disclosed under applicable law or the applicable rules and regulations of any Governmental Authority or Educational Agency, or to the extent that such terms must be disclosed to the Court for purposes of Section 5(b) hereof).

8. No Admission of Liability. Neither this Agreement, nor any of the Releases to be executed and delivered in connection with this Agreement, nor the negotiation, execution, or performance hereof or thereof shall be deemed to constitute and shall not be offered as an admission, directly or indirectly, by any Party of any express or implied liability or responsibility to any third party on account of or with respect to any matter referred to herein or therein.

9. Representations and Warranties. Each Party represents and warrants to the other Parties as follows:

(a) Such Party has all requisite corporate or limited liability company (as the case may be) power and authority to execute this Agreement, and all corporate or limited liability company (as the case may be) action necessary to approve the execution of this Agreement by such Party has been taken. This Agreement has been duly executed and delivered by such Party, and this Agreement, when executed and delivered by the other Parties hereto, will be the valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(b) The execution and delivery by such Party of this Agreement, and the performance by such Party of its obligations under this Agreement, (i) will not violate (with or without the giving of notice or lapse of time or both) any provision of law, rule, regulation, order, judgment or decree applicable to such Party; (ii) will not require the consent or approval of any governmental or regulatory authority or other third person or entity (other than, in the case of TPR or Penn Foster, such consents as have been obtained by TPR and Penn Foster and provided to NLC pursuant to Section 6 hereof); and (iii) will not violate or conflict with (with or without the giving of notice or lapse of time or both) or result in a breach of, or constitute a default under, any charter, bylaw, limited liability company agreement, mortgage, deed, license, agreement or instrument to which such Party is a party or by which it may be bound.

10. Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11. Capitalized Terms. Capitalized terms that are used but are not otherwise defined in this Agreement shall have the meanings ascribed to them in the LLC Agreement.

12. Further Assurances. The Parties shall execute such additional instruments and take any and all such further actions as may be reasonably required or necessary to carry out the provisions of this Agreement and the transactions contemplated hereby. Without limitation of the foregoing, the Parties shall provide each other with reasonable access to documentation and financial data as are necessary to enable a Party to file required tax returns and to respond to inquiries by any Governmental Authority or Educational Agency.

13. Entire Agreement. This Agreement is the entire agreement and understanding among the Parties concerning the subject matter hereof, and supersedes all prior representations, warranties, covenants, understandings, agreements, written or oral, discussions, or negotiations among the Parties with respect to the subject matter hereof and cannot be amended, supplemented or changed, except by an agreement in writing that makes specific reference to this Agreement and that is signed by each of NLC and TPR. Each Party hereby acknowledges and agrees that it has not relied on any representation, warranty, covenant, understanding, agreement, written or oral, discussion, or negotiation not expressly contained herein in entering into this Agreement. Each Party hereby acknowledges and agrees that, except as otherwise expressly stated herein, this Agreement is independent of, and not in any way conditioned on or to be construed with any other agreement or arrangement, written or oral, among the Parties.

14. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly signed or made as of the date delivered if delivered personally or by overnight courier, when confirmed by telephone if delivered by facsimile, when confirmed by telephone or by response e-mail if delivered by electronic transmission or three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to NLC:

The National Labor College
10000 New Hampshire Avenue
Silver Spring, Maryland 20903
Telephone:	(301) 431-5454
Facsimile:	(301) 628-0162
Email:	jgentile@nlc.edu
Attention:	James Gentile, General Counsel

if to TPR:

The Princeton Review, Inc.
111 Speen Street, Suite 550
Framingham, Massachusetts 01701
Telephone:	(508) 663-5080
Facsimile:	(508) 663-5115
Email:	kbettigole@review.com
Attention:	Kyle Bettigole, General Counsel

if to Services LLC:

NLC-TPR Services, LLC
10000 New Hampshire Avenue
Silver Spring, Maryland 20903
Attention:	Chief Technology Offer/Chief Operating Officer

With copy to:

The National Labor College
10000 New Hampshire Avenue
Silver Spring, Maryland 20903
Telephone:	(301) 431-5454
Facsimile:	(301) 628-0162
Email:	jgentile@nlc.edu
Attention:	James Gentile, General Counsel

if to Penn Foster:

Penn Foster, Inc.
c/o The Princeton Review, Inc.
111 Speen Street, Suite 550
Framingham, Massachusetts 01701
Telephone:	(508) 663-5080
Facsimile:	(508) 663-5115
Email:	kbettigole@review.com
Attention:	Kyle Bettigole, General Counsel

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

16. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by means of electronic transmission in portable document format (pdf)) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original with the same legally binding effect as if it were an original signed version thereof, but all of which together shall be deemed to be one and the same instrument. The Parties shall not raise the use of a facsimile machine or electronic transmission to deliver a signature page to this Agreement or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each Party forever waives any such defense.

17. Joint Drafting. Each of the Parties hereto have jointly participated in the negotiation and drafting of this Agreement and the exhibits hereto. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the exhibits hereto shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement or the exhibits hereto.

18. Representation of Counsel. Each of the Parties is represented by independent legal counsel and executes this Agreement acting upon its independent judgment and/or upon the advice of its respective independent legal counsel, without any representation, express or implied, of any kind or nature, from each of the other except as only specifically set forth herein.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its internal conflict of laws principles.

20. Time is of the Essence. The Parties mutually agree that time is of the essence with respect to the performance of the transactions contemplated under this Agreement.

21. Expenses. Each of the Parties shall be responsible for its own legal and other costs, expenses and charges incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the consummation of the transactions contemplated hereby.

22. Effective Time. This Agreement shall be effective immediately upon, and is subject to, the execution and delivery by each Party of this Agreement and the Releases (the time of such mutual execution and delivery being referred to as the “Effective Time”).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.

THE NATIONAL LABOR COLLEGE

By:	/s/ Paula E. Peinovich
	Name:	Paula E. Peinovich, PhD
	Title:	President and CEO

NLC-TPR SERVICES, LLC

By:	/s/ Paula E. Peinovich
	Name:	Paula E. Peinovich, PhD
	Title:	Chair, Board of Managers

THE PRINCETON REVIEW, INC.

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	EVP and Chief Financial Officer

PENN FOSTER, INC.

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Vice President and Treasurer